CAMDEN NATIONAL CORPORATION
2022 EQUITY AND INCENTIVE PLAN
Table of Contents

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(j) No Liability with Respect to Tax Qualification or Adverse Tax Treatment.	25
(k) No Third-Party Beneficiaries.	25
(l) Successors and Assigns of the Company.	25
(m) Notice.	25
(n) Construction.	26
SECTION 28 DATE OF ADOPTION AND APPROVAL BY STOCKHOLDERS	27

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GENERAL PURPOSE OF THE PLAN
The name of the plan is the Camden National Corporation 2022 Equity and Incentive Plan (the “Plan”). The purpose of the Plan is to enable Camden National Corporation (the “Company”) and its Subsidiaries to (1) attract, retain and motivate the officers, Employees, Independent Directors and other key persons (including consultants) of the Company; (2) align the interests of such persons with the Company’s stockholders; and (3) promote ownership of the Company’s equity. The Plan is intended to replace the Company’s 2012 Equity and Incentive Plan, as amended (the “2012 Plan”), and as of the Effective Date, no further awards shall be granted under the 2012 Plan. Awards outstanding under the 2012 Plan shall remain outstanding in accordance with their terms and the 2012 Plan.
SECTION 1DEFINITIONS
For purposes of the Plan, the following terms shall be defined as set forth below:
“Award” means an award granted under the Plan, including Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Awards, Dividend Equivalent Rights, other stock-based or cash-based Awards, and Performance-Based Awards.
“Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and conditions applicable to Awards granted under the Plan to such grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.
“Board” means the Board of Directors of the Company.
“Cause” shall have the same meaning as in the grantee’s written employment agreement (or other similar written agreement) with the Company or a Subsidiary. In the absence of such a definition, “Cause” means: (i) the commission by the grantee of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the grantee of a criminal or other act that, in the judgment of the Board, will likely cause substantial economic damage to the Company or any Subsidiary or substantial injury to the business reputation of the Company or any Subsidiary; (iii) the commission by the grantee of an act of fraud in the performance of the grantee’s duties on behalf of the Company or any Subsidiary; (iv) the continuing willful failure of the grantee to perform the grantee’s duties to the Company or any Subsidiary (other than any such failure resulting from the grantee’s incapacity due to physical or mental illness) after written notice thereof; or (v) an order of or agreement with a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the grantee’s Service with the Company or any Subsidiary.
“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing Stock.
“Change of Control” means the occurrence of any one of the following events:
(i)    any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(ii)    persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided, further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iii)    the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or
(iv)    the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all then-outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50% or more of the combined voting power of all then-outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations. Any reference to a particular section of the Code shall include a reference to any successor section of the Code.
“Committee” is defined in Section 2(a).
“Director” means a member of the Board of Directors of the Company or a Subsidiary.
“Dividend Equivalent Right” means an Award granted pursuant to Section 6(b).
“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 28.
“Employee” means any person employed by the Company or any Subsidiary. Directors who are also employed by the Company or a Subsidiary shall be considered Employees under the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto, and the rules and regulations thereunder.
“Fair Market Value” of a share of Stock means the closing price on the applicable date if that date is a trading date, or the closing price on the trading date immediately prior to the date if the applicable date is not a trading date, as quoted by National Association of Securities Dealers Automated Quotations (“NASDAQ”), or any other exchange on which the Stock is traded. If the Stock ceases to be readily tradable, the fair market value on the applicable date shall be the value determined in accordance with a valuation methodology approved by the Committee and in accordance with the Treasury Regulations issued under Code Section 409A, unless determined as otherwise specified herein.
“Good Reason” shall have the same meaning as in the grantee’s written employment agreement (or other similar written agreement) with the Company or a Subsidiary. In the absence of such a definition, “Good Reason” means the occurrence of any of the following in the absence of the grantee’s written consent: (i) a material diminution in the grantee’s annual base salary, which shall mean a reduction in the grantee’s salary of at least ten percent (10%), unless such diminution applies to all similarly situated employees or (ii) a material diminution in the grantee’s authority, duties or responsibilities with the Company as in effect immediately before a Change of Control, other than an isolated and insubstantial action not taken in bad faith. The grantee is required to provide notice to the Company of the condition giving rise to Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition. The Company shall have thirty (30) days from the date of any notice from the grantee alleging that a Good Reason condition exists to remedy the Good Reason condition. If the Company fails to remedy the Good Reason condition within thirty (30) days, the grantee may separate from Service for Good Reason, unless the Company disagrees that a Good Reason condition exists.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” within the meaning of Sections 421 and 422 of the Code or any successor provision thereto.
“Independent Director” means a member of the Board who (i) is not a current Employee of the Company or a Subsidiary; (ii) is not a former Employee of the Company who receives compensation for prior services (other than benefits under a Qualified Retirement Plan) during the taxable year; (iii) has not been an officer of the Company; (iv) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, in any capacity other than as a Director, except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy solicitation rules of the SEC, as amended, or any successor provision thereto; and (v) does not possess an interest in any other transaction, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy solicitation rules of the SEC, as amended, or any successor provision thereto. The term Independent Director shall be interpreted in such manner as shall be necessary to conform to the requirements of Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list its securities.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Stock Option” means any option to purchase shares of Stock granted pursuant to Section 7.
“Performance-Based Award” means any Award granted pursuant to Section 11(b).
“Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).
“Restricted Stock” means any Award granted pursuant to Section 9.
“Restricted Stock Unit” means any Award granted pursuant to Section 10.
“Service” means service as an Employee or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director.
“Stock” means the Common Stock, no par value, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means any Award granted pursuant to Section 8.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Ten Percent Stockholder” means a person owning Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any Subsidiary or parent corporation of the Company.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.
SECTION 2ADMINISTRATION
(a)Committee. The Plan shall be administered by the members of the Compensation Committee of the Company who are Independent Directors (the “Committee”); provided that if the Committee consists of fewer than three Independent Directors, then the Board shall appoint to the Committee such additional Independent Directors as shall be necessary to provide for a Committee consisting of at least three Independent Directors. Any members of the Committee who do not qualify as Independent Directors shall abstain from participating in any discussion to make or administer Awards that are made to grantees who at the time of consideration for such Award are persons subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual, or individuals to whom the Committee has delegated its duties and powers. The Board (or those members of the Board who are “independent directors” under the corporate governance statutes of any national securities exchange on which the Company lists its securities) may, in its sole discretion, at any time or from time to time, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.
(b)Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, other stock-based or cash-based Awards and Performance-Based Awards, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of shares of Stock to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)subject to the provisions of Section 7(e), to extend at any time the period in which Stock Options may be exercised;
(vii)to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee, and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

(viii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable, including component plans; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Committee shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.
(d)Committee Action. The Committee shall take such action, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company, grantees and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same on its behalf.
(e)Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee and each person to whom the Committee or the Board delegates or has delegated authority under this Plan shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person; provided that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute or regulation. The foregoing shall not be exclusive of (i) any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless, and/or (ii) any rights under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.
SECTION 3STOCK ISSUABLE UNDER THE PLAN
(a)Stock Issuable. Subject to the other provisions of this Section 3, the total number of shares of Stock reserved and available for issuance under the Plan shall be 500,000, plus shares of Stock that are subject to awards granted under the 2012 Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date. Shares of Stock subject to awards that are assumed, converted or substituted under the Plan as a result of the Company or a Subsidiary’s acquisition of another company (including by way of merger, combination or similar transaction) shall not count against the number of shares that may be granted under the Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements.
(b)No Fractional Shares. Only whole shares of Stock shall be delivered under the Plan. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.
(c)Replacement of Stock. Shares of Stock subject to an Award that is forfeited (including any Restricted Stock repurchased by the Company at the same price paid by the grantee so that such shares are returned to the Company), expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, will be available for future grants of Awards under the Plan and will be added back in the same number of shares of Stock as were deducted in respect of the grant of such Award. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Awards will not be counted against the shares of Stock available for issuance under the Plan. Shares of Stock tendered by a grantee or withheld by the Company in payment of the exercise price of a Stock Option or to satisfy any tax withholding obligation with respect to an Award will not be available again for Awards.
(d)Changes in Stock. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Restricted Stock, (ii) the number of shares of Stock as to which Stock Options or Stock Appreciation Rights that can be granted to any one individual, (iii) the number and kind of shares or other securities subject to any then-outstanding Awards under the Plan, (iv) the repurchase price per share subject to each outstanding Restricted Stock, and (v) the exercise or strike price for any then-outstanding Stock Options and Stock Appreciation Rights under the Plan. The adjustment by the Committee shall be final, binding and conclusive.
The Committee may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan; provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Stock Option within the meaning of Section 424(h) of the Code.
For any Stock Options or Stock Appreciation Rights issued hereunder, any changes in the capital structure of the Company under this Section 3(d) must be made proportionately in compliance with Treasury Regulations Section 1.409A-1(b)(5)(v), so that such Stock Options or Stock Appreciation Rights remain exempt from the application of Code Section 409A.
SECTION 4ELIGIBILITY
Grantees under the Plan will be such Employees, Independent Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.
SECTION 5TYPES OF AWARDS UNDER THE PLAN
Awards may be made under the Plan in the form of cash-based or stock-based Awards. Stock-based Awards may be in the form of any of the following, in each case in respect of Stock:

(a)Dividend Equivalent Rights,
(b)Stock Options,
(c)Stock Appreciation Rights,
(d)Restricted Stock,
(e)Restricted Stock Units,
(f)Performance-Based Awards, and
(g)Other Stock-Based or Cash-Based Awards. (as further described in Section 12) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.
AWARDS UNDER THE PLAN
SECTION 6GENERAL PROVISIONS APPLICABLE TO AWARDS
(a)Agreements Evidencing Awards. Each Award granted under the Plan shall be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate, including the effect of a termination of Service on the continuation of rights and benefits available under an Award. Unless otherwise set forth herein, the Committee may grant Awards in tandem with or, subject to Section 21, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the grantee.
(b)Dividend Equivalent Rights. The Committee may include in the Award Agreement with respect to any Award a Dividend Equivalent Right entitling the grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares covered by such Award if such shares had been delivered pursuant to such Award or as a freestanding Award. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in shares of Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A of the Code), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided that in no event may such payments be made unless and until the Award to which they relate vests. The grantee of a Dividend Equivalent Right will only have the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement.
(c)No Rights as a Stockholder. No grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of the Company with respect to Stock subject to an Award until the delivery of such Stock. Except as otherwise provided in Section 3(d), no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Stock, other securities or other property) for which the record date is before the date the Certificates for the Stock are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the grantee’s ownership of such Stock.
(d)No Repricing or Reloads. Except as otherwise permitted by Section 3(c) or 3(d), reducing the exercise price of Stock Options or Stock Appreciation Rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the Company’s stockholders. The Company will not grant any Stock Options or Stock Appreciation Rights with automatic reload features.

SECTION 7STOCK OPTIONS
(a)Grant. Stock Options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine; provided, however, that the maximum number of shares of Stock as to which Stock Options may be granted under the Plan to any one individual in any fiscal year may not exceed 500,000 shares (as adjusted pursuant to the provisions of Section 3(d)). Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to Employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
(b)Incentive Stock Options. At the time of grant, the Committee shall determine:
(i)Whether any part of a Stock Option granted to an eligible Employee will be an Incentive Stock Option, and
(ii)The number of shares subject to such Incentive Stock Option; provided, however, that:
(A)The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any fiscal year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000 and
(B)No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.
The form of any Stock Option which is entirely or in part an Incentive Stock Option will clearly indicate that such Stock Option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive Stock Option. No more than 500,000 shares (as adjusted pursuant to the provisions of Section 3(d)) that can be delivered under the Plan may be issued through Incentive Stock Options.
(c)Exercise Price. The exercise price per share with respect to each Stock Option shall be determined by the Committee at the time of grant but, except as otherwise permitted by Section 3(d), may never be less than the Fair Market Value of a share of Stock (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Stock will be its Fair Market Value on the date of grant of the Award of Stock Options.
(d)Term of Stock Option. The term of each Stock Option shall be fixed by the Committee but in no event will any Stock Option be exercisable after the expiration of ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) from the date on which the Stock Option is granted.
(e)Vesting and Exercise of Stock Option and Payment for Shares. A Stock Option may vest and be exercised at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time the Stock Option is granted and set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any shares not acquired pursuant to the exercise of a Stock Option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the Stock Option.
(i)To exercise a Stock Option, a grantee must give written notice to the Company specifying the number of shares to be acquired and accompanied by the payment of the full purchase price therefor by one or more of the following methods:

(A)In cash, by certified or bank check or other instrument acceptable to the Company;
(B)Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the grantee on the open market or that have been beneficially owned by the grantee for at least six (6) months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(C)By the grantee’s irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable to the Company for the purchase price, a “cashless exercise”; provided that the grantee and the broker comply with such procedures and enter into such agreements as may be prescribed by the Committee as a condition of such payment method;
(D)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price;
(E)Any other form of consideration approved by the Company and permitted by applicable law; or
(F)Any combination of the foregoing.
(ii)Payment instruments will be received subject to collection. The transfer to the grantee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon the receipt from the grantee (or a purchaser acting in the grantee’s stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws. In the event a grantee chooses to pay the purchase price by previously owned shares of Stock through the attestation method, the number of shares of Stock transferred to the grantee upon the exercise of the Stock Option shall be net of the number of shares attested to.
(iii)In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(iv)Any person exercising a Stock Option shall make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other legal applicable requirements. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on Certificates and issuing stop-transfer notices to agents and registrars.
SECTION 8STOCK APPRECIATION RIGHTS
(a)Grant. Stock Appreciation Rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine; provided, however, that the maximum number of shares of Stock as to which Stock Appreciation Rights may be granted under the Plan to any one individual in any fiscal year may not exceed 500,000 shares (as adjusted pursuant to the provisions of Section 3(d)). Stock Appreciation Rights may be granted by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 7 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Stock Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Stock Option.

(b)Exercise Price. The exercise price per share with respect to each Stock Appreciation Right shall be determined by the Committee at the time of grant but, except as otherwise permitted by Section 3(d), may never be less than the Fair Market Value of a share of Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Stock will be its Fair Market Value on the date of grant of the Award of Stock Appreciation Rights.
(c)Term of Stock Appreciation Right. In no event will any Stock Appreciation Right be exercisable after the expiration of ten (10) years from the date on which the Stock Appreciation Right is granted. Notwithstanding the foregoing, a Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.
(d)Vesting and Exercise of Stock Appreciation Right and Delivery of Shares. Each Stock Appreciation Right may vest and be exercised in such installments as may be determined in the Award Agreement at the time the Stock Appreciation Right is granted. Subject to any limitations in the applicable Award Agreement, any Stock Appreciation Rights not exercised on the applicable vesting date may be exercised thereafter at any time before the final expiration of the Stock Appreciation Right.
(e)Stock Appreciation Rights Granted in Tandem with Stock Options. Stock Appreciation Rights granted in tandem with Stock Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable. Upon exercise of a Stock Appreciation Right, the applicable portion of any related Stock Option shall be surrendered.
SECTION 9RESTRICTED STOCK
(a)Grant. The Committee may grant or offer for sale Restricted Stock in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such shares, the grantee will have the rights of a stockholder with respect to the Restricted Stock, subject to the terms and conditions of the Plan any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Conditions may be based on continuing Service (or other service relationship) and/or achievement of pre-established performance goals and objectives. Restricted Stock granted hereunder are intended to comply with Code Section 83 and are thereby exempt from the application of Code Section 409A.
(b)Certificates. Each grantee of an Award of Restricted Stock will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares.
(c)Right to Vote and Receive Dividends on Restricted Stock. Each grantee to whom Restricted Stock is granted will, during the period of restriction, be the beneficial and record owner of such Restricted Stock and will have full voting rights with respect thereto. During the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon any Restricted Stock will be retained by the Company and will be paid to the relevant grantee (without interest) when the Restricted Stock vests and will revert back to the Company if for any reason the Restricted Stock upon which such dividends or other distributions were paid reverts back to the Company (any extraordinary dividends or other extraordinary distributions will be treated in accordance with Section 3(d)).
SECTION 10RESTRICTED STOCK UNITS
(a)Grant. The Committee may grant Awards of Restricted Stock Units in such amounts and subject to such terms and conditions as the Committee may determine. A grantee of a Restricted Stock Unit will have only the rights of a general unsecured creditor of the Company, until delivery of shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the grantee of each Restricted Stock Unit not previously forfeited or terminated will receive one share of Stock, cash or other securities or property equal in value to a share of Stock or a combination thereof, as specified by the Committee.

SECTION 11PERFORMANCE-BASED AWARDS
(a)Performance-Based Awards. Awards may, at the discretion of the Committee, be granted subject to the achievement of performance goals (“Performance-Based Awards”).
(b)Establishment of the Performance Period, Performance Goals and Formula. A grantee’s Performance-Based Award will be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee. At the same time as the performance goals are established, the Committee may prescribe a formula to determine the amount of the Performance-Based Award that may be payable based upon the level of attainment of the performance goals during the performance period.
(c)Performance Criteria. The performance goals may be based on one or more business criteria (either separately or in combination) with regard to the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) or such other criteria as the Committee may determine.
(d)Adjustments. For each fiscal year of the Company, the Committee may (i) designate additional criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments to any of the performance criteria described above, as the Committee may deem appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense): (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the acquisition or disposal of a segment of a business, (C) related to a change in accounting principles under GAAP, (D) related to discontinued operations that do not qualify as a segment of business under GAAP or
(E) attributable to the business operations of any entity acquired by the Company during the fiscal year. If a grantee is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period is no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period or (ii) cause to be made a cash payment to the grantee in an amount determined by the Committee.
(e)Determination of Performance. Following the completion of each performance period, the Committee will have the sole discretion to determine whether the applicable performance goals have been met with respect to a given grantee and ascertain the amount of the applicable Performance-Based Award. The amount of the Performance-Based Award actually paid to a given grantee may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period will be paid to the grantee at such time as determined by the Committee, in its sole discretion, after the end of such performance period.
SECTION 12OTHER STOCK-BASED OR CASH-BASED AWARDS
(a)Grant. The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted shares, performance share awards or performance units settled in cash) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to the achievement of performance goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
SECTION 13REPAYMENT IF CONDITIONS NOT MET
If the Committee determines that all terms and conditions of the Plan and a grantee’s Award Agreement were not satisfied, and that the failure to satisfy such terms and conditions is material, then the grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a Stock Option and a Stock Appreciation Right, an amount equal to the excess of the Fair Market Value

(determined at the time of exercise) of the shares that were delivered in respect of such exercised Stock Option or Stock Appreciation Right, as applicable, over the exercise price paid therefor, (b) with respect to Restricted Stock, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such Restricted Stock, (c) with respect to Restricted Stock Units, an amount equal to the Fair Market Value (determined at the time of delivery) of the shares delivered with respect to the applicable delivery date, and (d) with respect to Performance-Based Awards, Dividend Equivalent Rights or other stock-based or cash-based Awards, an amount equal to the Fair Market Value (determined at the time of delivery) of the shares or cash, as the case may be, delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b), (c), and (d) of this Section 13, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.
SECTION 14CHANGE OF CONTROL
Upon the occurrence of a Change of Control:
(a)    Unless the Committee determines otherwise or as otherwise provided in the applicable Award Agreement, if a grantee’s Service is terminated by the Company or any successor entity thereto without Cause, or the grantee resigns the grantee’s Service for Good Reason, in either case, on or within two (2) years after a Change of Control, (i) each Award granted to such grantee will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable and (ii) any shares of Stock deliverable pursuant to Awards will be delivered promptly (but no later than fifteen (15) days) following such grantee’s termination of Service. As of the Change in Control date, any outstanding Performance-Based Awards shall be deemed earned at the target level with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to Service-based vesting following the Change in Control in accordance with the original performance period.
(b)    Notwithstanding the foregoing, in the event of a Change of Control, a grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: settling such Awards for an amount of cash or securities equal to their value, where in the case of Stock Options and Stock Appreciation Rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; providing for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion;
modifying the terms of such awards to add events, conditions or circumstances (including termination of Service within a specified period after a Change of Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; deeming any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Committee) after closing; or providing that for a period of at least twenty (20) days prior to the Change of Control, any Stock Options or Stock Appreciation Rights that would not otherwise become exercisable prior to the Change of Control will be exercisable as to all shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change of Control and if the Change of Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Stock Options or Stock Appreciation Rights not exercised prior to the consummation of the Change of Control will terminate and be of no further force and effect as of the consummation of the Change of Control. In the event that the consideration paid in the Change of Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are (A) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (B) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change of Control where all Stock Options or Stock Appreciation Rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any Stock Option or Stock Appreciation Right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 14(b) may be taken in the event of a merger or other corporate reorganization that does not constitute a Change of Control.

(c)    Prior to the exercise or payment of any Award that has become exercisable or payable as a result of a Change of Control, the Company shall determine whether Code Section 280G (governing golden parachute payments) applies to such payment. If the Company determines that Code Section 280G does apply, the Company and any affected grantee shall amend the relevant Award Agreements to reduce all aggregate payments (but not below zero) so that the sum of all aggregate payments shall be $1.00 less than the amount at which the grantee becomes subject to the excise tax imposed by Section 4999 of the Code.
GENERAL PROVISIONS
SECTION 15AMENDMENTS AND TERMINATION
(a)Amendment of the Plan.
(i)Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 2, 11(d) and 20, no such amendment may materially adversely impair the rights of the grantee of any Award without the grantee’s consent. Subject to Sections 2, 11(d) and 20, an Award Agreement may not be amended to materially adversely impair the rights of a grantee without the grantee’s consent.
(ii)Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code will be effective without the approval of the Company’s stockholders.
(b)Termination of the Plan. The Board reserves the right to terminate the Plan at any time; provided, however, that, in any case, the Plan will terminate on the day before the tenth anniversary of the Effective Date, and provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.
SECTION 16TAX WITHHOLDING
    Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Stock, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax):
(i)the Company may deduct or withhold (or cause to be deducted or withheld) taxes from any payment or distribution to a grantee whether or not pursuant to the Plan (including Stock otherwise deliverable) at a rate not in excess of the statutory maximum rate,
(ii)the Committee will be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), or
(iii)the Company may enter into any other suitable arrangements to withhold as the Committee may determine in its discretion.
SECTION 17FORFEITURE EVENTS; CLAWBACK/RECAPTURE POLICY
(a)Forfeiture Events.

(i)Violation of Restrictive Covenants. In the event that the grantee violates the terms of any separately executed Non-Competition, Non-Solicitation and Non-Disclosure Agreement, or any agreement the grantee may enter into with the Company or its Subsidiaries addressing the issues of non-competition, non-solicitation and non-disclosure, any and all benefits and Awards due hereunder to said grantee shall be void and forfeited, and any benefits previously distributed to the grantee shall be subject to recoupment by the Company.
(ii)Other Events. The Committee may specify in an Award Agreement that the grantee’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events include, but shall not be limited to, termination of Service for Cause, termination of the grantee’s provisions of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct of the grantee that is detrimental to the business or reputation of the Company or any Subsidiary.
(b)Clawback Policy; Accounting Restatement. Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the grantee. In addition, in the event of an accounting restatement, the Committee, in its sole and exclusive discretion, may require that any grantee reimburse the Company for all or any part of the amount of any payment in settlement of any Award granted hereunder.
SECTION 18RIGHT TO OFFSET
The Company will have the right to offset against its obligation to deliver shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the grantee to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
SECTION 19NONASSIGNABILITY; NO HEDGING; INSIDER TRADING POLICY
(a)Nonassignability of Awards.
(i)Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 19 will be null and void.
(ii)Notwithstanding Section 19(a)(i), the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award to any person or entity that the Committee so determines. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
(b)No Hedging of Awards. Any Award which is hedged in any manner will immediately be forfeited.

(c)Insider Trading Policy. Awards and option exercises are subject to the Company’s insider trading policy.
SECTION 20NO CONTINUED SERVICE OR ENGAGEMENT; RIGHT OF DISCHARGE RESERVED
Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any grantee any right to continued Service, or other engagement, with the Company, nor will it interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, such Service or other engagement at any time. Selection as a grantee will not give any participating Employee any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.
SECTION 21FDIC LIMITS ON GOLDEN PARACHUTE PAYMENTS
Notwithstanding anything to the contrary, the Company will not be required to make any payment or grant any Award under the Plan or any Award Agreement that would otherwise be a prohibited golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act and its implementing regulations.
SECTION 22GOVERNING LAW; DISPUTES; CHOICE OF FORUM; WAIVER OF JURY TRIAL
(a)Governing Law. This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maine, applied without regard to conflict of laws principles, except as superseded by applicable federal law. The federal and state courts located nearest to the Company’s home office in the State of Maine shall have exclusive jurisdiction over any claim, complaint or lawsuit brought under the terms of the Plan. By accepting any Award under the Plan, each grantee, and any other person claiming any rights under the Plan, agrees to submit himself or herself, and any such legal action as the grantee shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.
(b)Disputes; Choice of Forum.
(i)Unless otherwise provided in an agreement between the Company and the grantee, the Company and each grantee, as a condition to such grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Knox, State of Maine, over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the grantee, any aspect of the grantee’s Service with the Company or the termination of that Service. The Company and each grantee, as a condition to such grantee’s participation in the Plan, acknowledge that the forum designated by this Section 22(b) has a reasonable relation to the Plan and to the relationship between such grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 22(b).
(ii)The agreement by the Company and each grantee as to forum is independent of the law that may be applied in the action, and the Company and each grantee, as a condition to such grantee’s participation in the Plan, (A) agree to such forum even if the forum may under applicable law choose to apply non-forum law; (B) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 22(b); (C) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 22; and (D) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each grantee.

(iii)Each grantee, as a condition to such grantee’s participation in the Plan, hereby irrevocably appoints the Secretary of the Company as such grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such grantee of any such service of process.
(iv)Each grantee, as a condition to such grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 23, except that a grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim). For the avoidance of doubt, nothing in this Plan or any Award Agreement is intended to impair such grantee’s right to make disclosures under the whistleblower provisions of any applicable law or regulation or require such grantee to notify the Company or obtain its authorization prior to doing so, or prohibit such grantee from responding truthfully to a valid subpoena.
(c)WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN OR ANY AWARD, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
SECTION 23WAIVER OF CLAIMS
Each grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the grantee has no right to any benefits under the Plan. Accordingly, in consideration of the grantee’s receipt of any Award hereunder, the grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which the grantee’s consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
SECTION 24SEVERABILITY; ENTIRE AGREEMENT
If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.
SECTION 25LIMITS ON COMPENSATION TO NON-EMPLOYEE DIRECTORS
No non-employee Director of the Company may be granted (in any calendar year) compensation with a value in excess of $750,000, inclusive of all cash compensation paid or accrued to the non-employee director during the applicable fiscal year, with the value of any equity-based awards based on the accounting grant date value of such award.
SECTION 26SECTION 409A
(a)All Awards made under the Plan that are intended to be “deferred compensation” subject to Code Section 409A will be interpreted, administered and construed to comply with Code Section 409A,

and all Awards made under the Plan that are intended to be exempt from Code Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement for an Award, the Plan will govern. Without limiting the generality of this Section 26, for any Award made under the Plan that is intended to be “deferred compensation” subject to Code Section 409A:
(i)any payment due upon a grantee’s separation from Service will be paid only upon such grantee’s separation from Service from the Company within the meaning of Code Section 409A;
(ii)any payment due upon a Change of Control of the Company will be paid only if such Change of Control constitutes a “change in ownership” or “change in effective control” within the meaning of Code Section 409A, and in the event that such Change of Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Code Section 409A, such Award will vest upon the Change of Control and any payment will be delayed until the first compliant date under Code Section 409A;
(iii)any payment to be made with respect to such Award in connection with the grantee’s separation from Service from the Company within the meaning of Code Section 409A (and any other payment that would be subject to the limitations in Code Section 409A(a)(2)(B) of the Code) will be delayed until six months after the grantee’s separation from Service (or earlier death) in accordance with the requirements of Code Section 409A;
(iv)to the extent necessary to comply with Code Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Stock in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Code Section 409A);
(v)with respect to any required consent described in Section 27(h) or the applicable Award Agreement, if such consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminated notwithstanding any prior earning or vesting;
(vi)if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;
(vii)if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and
(viii)for purposes of determining whether the grantee has experienced a separation from Service from the Company within the meaning of Code Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations; provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.
SECTION 27ADDITIONAL PROVISIONS
(a)No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.
(b)Delivery of Certificates. Certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have electronically mailed, hand-delivered and/or mailed such Certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any Certificates evidencing shares of Stock pursuant to the exercise of any Award unless and until the Committee has determined, with advice of counsel (to the extent the Committee deems such advice necessary or advisable), that the issuance and delivery of such Certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Committee may place legends on any Certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that an individual make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations or requirements. The Committee shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.
(c)Form and Time of Elections/Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any grantee or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).
(d)Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, Awards to a grantee (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the grantee’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the grantee’s employer.
(e)Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
(f)Nature of Payments.
(i)Any and all grants of Awards and deliveries of Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a grantee.

(ii)All such grants and deliveries of shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the grantee, will not entitle the grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the grantee, unless the Company specifically provides otherwise.
(g)Non-Uniform Determinations.
(i)The Committee’s determinations under the Plan and Award Agreements need not be uniform, and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (x) the persons to receive Awards, (y) the terms and provisions of Awards and (z) whether a grantee’s Service has been terminated for purposes of the Plan.
(ii)To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (x) establish special rules applicable to Awards to grantees who are foreign nationals, are employed outside the United States, or both, and grant Awards (or amend existing Awards) in accordance with those rules; and (y) cause the Company to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.
(h)Required Consents and Legends. If the Committee at any time determines that any consent or approval is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to Section 26, such Plan Action will not be taken, in whole or in part, unless and until such consent or approval will have been effected or obtained to the full satisfaction of the Committee, as determined in its discretion in accordance with applicable law, the term of this Plan and the applicable Award Agreement, and any administrative procedures or guidelines adopted by the Committee in respect of the Plan. The Committee may direct that any Certificate evidencing shares of Stock delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares. Nothing in the Plan will require the Company to list, register or qualify the shares of Stock on any securities exchange.
(i)Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
(j)No Liability with Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event will the Company be liable to a grantee on account of an Award’s failure to (i) qualify for favorable United States or foreign tax treatment or (ii) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.
(k)No Third-Party Beneficiaries. Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 2(e) will inure to the benefit of the estate and beneficiaries and legatees of any person to whom the Committee or the Board delegates or has delegated authority under this Plan in accordance with Section 2(b).
(l)Successors and Assigns of the Company. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 14.

(m)Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Such notices, demands, claims and other communications shall be deemed given:
(i)in the case of delivery by overnight service with guaranteed next-day delivery, the next day or the day designated for delivery;
(ii)in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or
(iii)in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received.
In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Senior Vice President of Human Resources.
(n)Construction. In the Plan, unless otherwise stated or the context otherwise requires, the following uses apply:
(i)references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;
(ii)in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;
(iii)references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;
(iv)indications of time of day mean Eastern Standard Time (EST) time;
(v)“including” means “including, but not limited to”;
(vi)all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;
(vii)all words used in this Plan will be construed to be of such number as the circumstances and context require;
(viii)the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;
(ix)any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(x)all accounting terms not specifically defined herein shall be construed in accordance with U.S. Generally Accepted Accounting Principles (GAAP).
SECTION 28DATE OF ADOPTION AND APPROVAL BY STOCKHOLDERS
The Plan was adopted by the Board on February 22, 2022 and was approved by stockholders on April 26, 2022 (the “Effective Date”). Unless the Plan is earlier terminated by the Board, the Plan will terminate on the day before the tenth (10th) anniversary of the Effective Date.

DATE APPROVED BY BOARD OF DIRECTORS: FEBRUARY 22, 2022